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Doc#: US1:9685093v3
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 20, 2014 among PETER PIPER HOLDINGS, INC., a Delaware corporation (“Piper Holdings”), a direct subsidiary of CEC Entertainment, Inc. (or its successor), a Kansas Corporation (the “Issuer”), PETER PIPER INC., an Arizona corporation (“Piper Inc.”), a direct subsidiary of Piper Holdings, PETER PIPER MEXICO, LLC, an Arizona limited liability company (“Piper Mexico”), a direct subsidiary of Piper Inc., PETER PIPER TEXAS, LLC, a Texas limited liability company (“Piper Texas”), a direct subsidiary of Piper Inc., TEXAS PP BEVERAGE, INC., a Texas corporation (“Texas Beverage” and, together with Piper Holdings, Piper Inc., Piper Mexico and Piper Texas, the “New Subsidiary Guarantors” and each a “New Subsidiary Guarantor”), a direct subsidiary of Piper Texas, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Issuer, certain Subsidiary Guarantors and the Trustee have heretofore executed an indenture, dated as of February 19, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 8.000% Senior Notes due 2022 (the “Notes”), initially in the aggregate principal amount of $255,000,000;
WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause each New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which each New Subsidiary Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
2.    Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors, to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.    Notices. All notices or other communications to any New Subsidiary Guarantor shall be given as provided in Section 13.02 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
CEC Entertainment, Inc.

By:	/s/ Temple Weiss
Name: Temple Weiss
Title: Chief Financial Officer,
Executive Vice President

PETER PIPER HOLDINGS, INC., as a Subsidiary Guarantor

By:	/s/ Charles R. Bruce
Name: Charles R. Bruce
Title: President, Chief Executive
Officer
PETER PIPER, INC., as a Subsidiary Guarantor

By:	/s/ Charles R. Bruce
Name: Charles R. Bruce
Title: President, Chief Executive
Officer

PETER PIPER TEXAS, LLC, as a Subsidiary Guarantor

By:	/s/ James Herrera
Name: James Herrera
Title: Manager

[Signature Page to Second Supplemental Indenture]

TEXAS PP BEVERAGE, INC., as a Subsidiary Guarantor

By:	/s/ James Herrera
Name: James Herrera
Title: President

PETER PIPER MEXICO, LLC, as a Subsidiary Guarantor

By:	/s/ Charles R. Bruce
Name: Charles R. Bruce
Title: Manager

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President
Date: December 2, 2014

[Signature Page to Second Supplemental Indenture]